Exhibit 4.3

                                                  December 22, 1996

Data Systems Network Corporation
34705 West Twelve Mile Road
Suite 300
Farmington Hills, MI  48331

ATTN.:  Philip M. Goy

                  FINANCIAL CONSULTING CONTRACT AND AMENDMENT
                          OF REPRESENTATIVE'S WARRANT

Gentlemen:

         This Agreement made as of December 22, 1996, by and between Data Systems Network Corporation, a Michigan corporation having its business address at 34705 West Twelve Mile Road, Suite 300, Farmington Hills, MI 48331 (hereinafter the "Company") and H.J. Meyers & Co., Inc., a New York corporation, having its principal place of business at 1895 Mt. Hope Avenue, Rochester, New York 14620 (hereinafter "Consultant").

         In consideration of the mutual promises contained herein and on the terms and conditions hereinafter set forth, the Company and Consultant agree as follows:

         1.      Provision of Services:

                 (a) Consultant agrees, to the extent reasonably requested and required in the conduct of the business of the Company, to place at the disposal of the Company its judgment and experience and to provide business development services to the Company including the following:

                         (i) assist the Company in its public equity marketing efforts;

                         (ii) provide access to the Consultant's retail sales force through road show stops and conference calls;

                         (iii)    advise with regard to shareholder
                                  relations and public relations
                                  matters.

                 All such services shall at all times be at the request of the Company.

                 (b) Consultant agrees to use its best efforts at all times in the furnishing of advice and recommendations, and for this purpose Consultant shall at all times maintain or keep available for the Company an adequate organization of personnel or a network of outside professionals for the performance of its obligations under this Agreement.

                 (c) Consultant agrees to provide advice to the Company regarding the redemption of the Company's Redeemable Common Stock Purchase Warrants (the "Warrants").

                 (d) Consultant agrees to use its best efforts to assist the Company in the redemption of the Warrants.

                 (e) Consultant agrees to exercise its Representative's Warrant subject to market conditions and price levels of the Company's common stock and warrants.


                 (f) Consultant agrees the information provided by the Company shall not be disclosed in whole or in part to any person other than directors, officers, employees and representatives (including legal and financial advisers) who need to know the information for the purpose of providing advice and recommendations (it being understood that such directors, officers, employees and representatives shall be informed of the confidential nature of the information and shall be required to treat the information confidentially).

         2. Compensation. The Company agrees to pay the Consultant a non-refundable fee of Seventy-Five Thousand Dollars ($75,000) payable on February 20, 1997.

         The Company agrees to adjust the exercise price of the Representative's Warrant from its current level (that being 165 percent of the public offering price per unit) to $12.50 per unit. The Company also agrees to adjust the exercise price of the Purchase Warrants within such units from 165 percent of the public exercise price of the Purchase Warrants within such units from 165 percent of the public exercise price of the Purchase Warrants to $6.25 per share (that amount being equal to the public exercise price of the Purchase Warrant).

         The Company agrees to reimburse Consultant for its reasonable expenses incurred by the Consultant in connection with its services hereunder. All expenses shall be approved in advance by the Company in writing.

         3. Expenses Payment Schedule. Consultant will invoice the Company for its actual expenses for each month within fifteen (15) days of the end of the month. Payment of invoices will be due within 15 days of receipt.

         4. Liability of Consultant. In furnishing the Company with management advice and other services as herein provided, neither Consultant nor any officer, director or agent thereof shall be liable to the Company or its creditors for errors of judgment except in the event of willful malfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its other obligations and duties under the terms of this Agreement.

         It is further understood and agreed that Consultant may rely upon information furnished if it is reasonably believed to be accurate and reliable and that, except as herein provided, Consultant shall not be accountable for any loss suffered by the Company by reason of the Company's action or non-action on the basis of any advice, recommendation or approval of Consultant, its partners, employees or agents.

         5. Status of Consultant. Consultant shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.

         6. Other Activities of Consultant. The Company recognizes that Consultant now renders and may continue to render management and other services to other companies which may or may not have policies and conduct activities similar to those of the Company. Consultant shall be free to render such advice and other services and the Company hereby consents thereto. Consultant shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes.

         7. Control. Nothing contained herein shall be deemed to require the Company to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statute or regulation, or to deprive its Board of Directors of their responsibility for any control of the conduct or the affairs of the Company.

         8. Term.. Consultant's retention hereunder shall be for a term of one year commencing upon the execution of this agreement and can be terminated at any time by either party without any modification to the aforementioned compensation arrangements.

         9. Miscellaneous. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and understandings of every and any nature between them with respect to the subject matter hereof. This Agreement is executed in and shall be construed and interpreted according to the laws of the State of New York.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers or representatives duly authorized the day and year first above written.

                                          H.J. MEYERS & CO., INC.


                                          By:  /s/ Michael S. Smith
                                              Michael S. Smith
                                              Managing Director Corporate
Finance
Accepted and Agreed to:
DATA SYSTEMS NETWORK CORPORATION


By:   /s/  Philip M. Goy
      Philip M. Goy
      Vice President of Finance